Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 10, 2005 on the financial statements of the CornerCap Group of Funds, comprising CornerCap Balanced Fund, CornerCap Small-Cap Value Fund and CornerCap Contrarian Fund as of March 31, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the CornerCap Group of Fund’s Registration Statement on Form N-1A.

/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.
Westlake, Ohio
July 28, 2005